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                                  EXHIBIT 3.1

                            CHARTER OF INCORPORATION

                             COMMUNITY FIRST, INC.

         Pursuant to the provisions of the Tennessee Business Corporation Act, Tenn. Code Ann.ss.48-11-101 et seq., the undersigned corporation hereby adopts its Charter of Incorporation.

         1.       The name of the Corporation is COMMUNITY FIRST, INC.
("Corporation").

         2. The address of the registered office of the Corporation is 501 South James M. Campbell Boulevard, Columbia, Maury County, Tennessee 38402, and the registered agent at that address is Marc R. Lively.

         3. The address of the Corporation's principal office is 501 South James M. Campbell Boulevard, Columbia, Tennessee 38402.

         4. The duration of the Corporation is perpetual unless otherwise legally terminated.

         5. The Corporation is a for-profit corporation, the purpose or purposes for which shall be to engage in any and all business permitted by law and regulation, including, without limitation, serving as a bank holding company.

         6. The total number of shares of capital stock which the Corporation has the authority to issue is one million five hundred thousand (1,500,000) shares of common, voting stock, of par value of ten dollars ($10.00) per share. The shares may be issued from time to time as authorized by the Board of Directors of the Corporation without the approval of its shareholders except to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Corporation. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Corporation), labor or services actually performed for the Corporation or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board of Directors of the Corporation, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable.

         7. Holders of the common stock of the Corporation shall not be entitled to preemptive rights with respect to any shares of the Corporation which may be issued.

         8. Cumulative voting shall not be permitted for the election of Directors of the Corporation or for any other purpose.

         9. The Corporation shall indemnify and advance expenses to its Directors, officers, employees and agents, and may purchase and maintain insurance or furnish similar protection on behalf of its Directors, officers, employees and agents, to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereinafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to


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provide broader indemnification rights than such law permitted the Corporation prior to such amendment) and in accordance with the duly approved Bylaws of the Corporation.

         10. The shareholders of the Corporation may remove one (1) or more directors with or without cause. Any or all of the Directors may be removed for cause by a vote of a majority of the entire Board of Directors. A Director may be removed by the shareholders or Directors only at a meeting called for that purpose, and the notice of the meeting must state the purpose, or one of the purposes, of the meeting is removal of one (1) or more directors.

         11. The Corporation shall have the power to make Bylaws for the regulation and government of the Corporation, its Directors, agents, employees, and officers, and for all other purposes not inconsistent with the Constitution and laws of the State of Tennessee.

         12. No amendment, addition, alteration, change or repeal of this Charter shall be made by the Board of Directors or shareholders of the Corporation, except in the manner consistent with the laws of the State of Tennessee.

Dated this 9th day of April, 2002.


                                             /s/  Kathryn Reed Edge
                                             ----------------------------------
                                             Kathryn Reed Edge, Incorporator

                          THIS INSTRUMENT PREPARED BY
                              MILLER & MARTIN LLP
                      150 FOURTH AVENUE NORTH, SUITE 1200
                              NASHVILLE, TN 37219